Exhibit 10.5
AGREEMENT
     THIS AGREEMENT, made and entered into this the ______ day of ____________, 20___, by and between Piedmont Natural Gas Company, Inc. (the “Company”) and ________________________ (the “Participant”).
WITNESSETH:
     WHEREAS, the Company’s Executive Long-Term Incentive Plan was adopted by the Company’s Board of Directors on August 22, 2003, approved by the Shareholders of the Company at the Annual Meeting of Shareholders held on February 27, 2004 and amended by the Company’s Board of Directors on February 27, 2004 (the 2003 Long-Term Incentive Plan, as amended, being referred to herein as the “Plan”); and
     WHEREAS, the Company’s Board of Directors on ____________, 20___, established a three-year performance period under the Plan beginning November 1, 20___ (the “Performance Period”), and the Company’s Board of Directors accepted the recommendation of its Compensation Committee (the “Committee”) as to the Unit awards for the ____________ Performance Period; and
     WHEREAS, the Participant has been awarded ____________ (____________) Units, as defined in Section 2.1 of the Plan, for the ____________ Performance Period.
     NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, the parties hereto hereby agree as follows:
     1. Except as otherwise provided in this Agreement, the Participant’s award shall only be distributed at the end of the Performance Period. The percentage of the Units awarded to the Participant that shall be distributed to the Participant shall depend on the levels of financial performance and other performance achieved during the Performance Period as set forth on Exhibit A attached hereto. No distributions of Units shall be made with respect to a particular measure of performance if the minimum percentage of the applicable measure of performance is not achieved for the Performance Period as set forth on Exhibit A. The financial performance levels achieved for each Performance Period and the percentage of Units to be distributed shall be conclusively determined by the Board of Directors.
     2. The percentage of Units awarded to the Participant which the Participant shall become entitled to receive based on the levels of performance (the “Retained Units”) shall be distributed in the form of a combination of shares and cash consisting of a number of the Company’s common shares (“Shares”) equal to fifty percent (50%) of the number of Retained Units and cash equal in value to fifty percent (50%) of the number of Retained Units, with the Participant having the option to elect a greater percent distribution in Shares. The Units awarded but which the Participant does not become entitled to receive shall be cancelled. At the end of the Performance Period the Participant shall receive payment for any Retained Units in the form of a lump sum distribution of Shares and cash in accordance with the provisions of the Plan. Such lump sum distribution of Shares and cash shall be paid within 2.5 months of the end of the Performance Period.
     3. No award of Units to the Participant shall entitle the Participant to any right as a stockholder of the Company.
     4. In case of the death of the Participant prior to the end of the Performance Period, the Units awarded under this Plan shall be paid in accordance with Section 5.1 of the Plan. In the event a Participant terminates employment prior to the end of any Performance Period under circumstances entitling the Participant to a retirement pension or benefit under the Company’s defined benefit pension plan or any other plan substituted for or supplementing said plan, the number of Units awarded for the Performance Period shall be prorated to the end of the month in which such termination occurs and distributed at the end of the Performance Period based upon the Company’s performance for such Performance Period. Absence of the Participant prior to the end of any Performance Period under circumstances entitling the Participant to Sickness Allowance and/or Long Term Disability Benefits under the Company’s plan, or to a benefit of a similar type substituted under or for or supplementing any such plan, or a benefit under a plan which the Company determines to be comparable, shall not affect Units previously granted under the Plan.
     5. In the event of any other termination of employment or leave of absence prior to the end of any Performance Period, all Units awarded to the Participant with respect to such Performance Period shall be immediately forfeited and cancelled.
     6. All Units awarded to the Participant and not previously distributed in accordance with the Plan shall be forfeited and cancelled in their entirety if the Participant is discharged for cause or, without the consent of the Company, becomes associated with, employed by, renders services to, consults with, acquires ownership of more than five percent (5%) of any class of stock of, or acquires beneficial ownership of more than five percent (5%) of the earnings or profits of any corporation, partnership, proprietorship, trust, or other entity which in the judgment of the Company’s Board of Directors competes directly or through any affiliate with the Company or any subsidiary in any of their lines of business.
     7. In the event of involuntary termination of employment of the Participant in connection with, or at any time following, any Change of Control of the Company, the Participant shall be entitled to the number of Units awarded for the Performance Period, reduced in proportion to the number of months remaining in the Performance Period after the date of termination. In connection with this Agreement, the term “Change of Control” shall mean (a) the adoption of a plan of merger or consolidation of the Company with any other corporation or business association of any type as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; and (b) the acquisition of more than 20% of the voting capital stock of the Company by any Person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The term “Person” means any individual or a corporation, partnership, trust, limited liability company, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.
     8. The Participant’s award under the Plan may not be assigned or alienated.
     9. Neither the Plan, nor this Agreement, nor any action taken under the Plan or this Agreement shall be construed as giving to the Participant the right to be retained in the employ of the Company.
     10. The Company shall have the right to deduct from any distribution or payment in cash under the Plan, and the Participant shall be required to pay to the Company, any federal, state or local taxes required by law to be withheld with respect to such distribution or payment. The number of Shares to be distributed to the Participant may be reduced by the number of Shares equivalent in value to the cash necessary to pay any withholding tax where the cash to be distributed is not sufficient to pay such tax, or the Participant may deliver to the Company cash sufficient to pay such taxes.
     11. Any distribution of Shares may be delayed until the requirements of any applicable laws or regulations or any stock exchange requirements are satisfied. The Shares distributed to the Participant shall be subject to such restrictions and conditions on disposition as counsel for the Company shall determine to be desirable or necessary under applicable law.
     12. Notwithstanding any other provision of the Plan, no distributions of Units shall be made if, at the time a distribution would otherwise have been made (a) the regular quarterly dividend on any outstanding common or preferred Shares of the Company has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding Shares; (b) estimated consolidated net income for the Company for the twelve (12) month period preceding the month the distribution would otherwise have been made is less than the sum of the amount of the awards eligible for distribution under the Plan in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding preferred and common Shares of the Company; or (c) the distribution would result in a default in any agreement by which the Company is bound.
     13. The Participant may designate a beneficiary or beneficiaries to receive all or part of the Units to be distributed to him/her under the Plan in case of death of the Participant. Any such Units awarded under this Plan shall be distributed to the beneficiary (ies) designated in Exhibit B that is incorporated herein for all purposes. If no beneficiary (ies) is designated, such Units shall be paid to the estate of the Participant.
     14. The Participant acknowledges that the award of Units to him/her under the Plan is governed by the terms of the Plan, as amended from time to time, and the terms of the Plan as they exist on the date of this Agreement are incorporated into this Agreement in their entirety and made a part hereof by reference. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Plan. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control.
     15. Any claim under the Plan by the Participant or anyone claiming through the Participant shall be presented to the Committee in accordance with Section 11.0 of the Plan.
     16. The Board of Directors shall have authority to administer and interpret the Plan and to establish rules for its administration.
     17. If any provision or provisions of the Plan or this Award Agreement would cause any amount to be includible in gross income of the Participant prior to the Company’s scheduled payment of such amount to the Participant provided for herein or subject such Participant to penalties or interest under Section 409A of the Internal Revenue Code of 1986, as amended, such provision or provisions shall be interpreted or modified to the extent necessary so that no such amount will be included in such Participant’s gross income prior to its scheduled payment by the Company provided for herein and no such penalties or interest will be incurred.
     18. This Agreement shall be governed by the laws of the State of North Carolina to the extent not preempted by applicable federal law.
IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed in duplicate as of the date first above written.

PIEDMONT NATURAL GAS COMPANY, INC.

By:

Chairman, President and Chief Executive Officer

Participant